                                                Filed Pursuant to Rule 424(b)(3)
                                                             File No. 333-95753



                                  SYBASE, INC.

                         SUPPLEMENT DATED JUNE 21, 2001
                        TO PROSPECTUS DATED JUNE 26, 2000


        The purpose of this Supplement dated June 21, 2001, is to update certain information contained in the table under the heading "Selling Stockholders" on pages 17 through 20 of the Prospectus dated June 26, 2000, as supplemented on August 21, 2000, as supplemented on December 14, 2000, and as supplemented on February 20, 2001. A copy of the Prospectus has been attached to this Supplement. Our common stock is listed on the New York Stock Exchange under the symbol "SY." On June 20, 2001, the last sale price of our common stock was $16.17 per share.

        We have been advised by FG-HFN FGII that its 4,958 remaining shares covered by the Prospectus were distributed in private transactions to the twelve individuals and entities who were its partners. Accordingly, FG-HFN FGII is omitted from the list, and the information for the twelve individuals and entities is modified, as set forth below. The information provided is as of the date of this Supplement.


                                            Shares Of Common Stock                                Shares Of Common Stock
                                           Beneficially Owned Prior          Shares Of            Beneficially Owned After
                                              To This Offering              Common Stock             This Offering (2)
                                           ------------------------        Offered By This        ------------------------
      Selling Stockholder                  Number          Percent           Prospectus (1)       Number           Percent
      -------------------                  ------          --------        ----------------       ------           -------
Davis Capital, LLC                         5,699               *                5,699               --               --
T. Barnes Donnelley                        5,699               *                5,699               --               --
Walter A. Forbes                           5,699               *                5,699               --               --
Herbert Ogden                              5,699               *                5,699               --               --
Robert Rittereiser                         2,849               *                2,849               --               --
Stanley Rumbough                           5,699               *                5,699               --               --
Kathleen Shepphird                           570               *                  570               --               --
Steve Simmons                             11,398               *               11,398               --               --
Sun Valley Investments                     2,849               *                2,849               --               --
George Vonderlinden                        2,849               *                2,849               --               --
Steve Wiggins                             11,398               *               11,398               --               --
Wiley T. Buchanan III Trust                5,699               *                5,699               --               --

*       Less than 1%

(1) As of the date of this Supplement, all or a portion of the shares previously distributed by FG-HFN FGII to each of the twelve individuals or entities who were its partners may have been sold under the Prospectus. The shares previously distributed were as set forth in the Supplement dated December 14, 2000.

(2)     Assumes that all shares offered under the Prospectus will be sold.

              This Supplement to Prospectus is dated June 21, 2001.